SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2003

Triton PCS, Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

333-57715	23-2930873
(Commission File Number)	(I.R.S. Employer Identification Number)

1100 Cassatt Road
Berwyn, Pennsylvania	19312
(Address of principal executive offices)	(Zip Code)

(610) 651-5900

(Registrant’s telephone number, including area code)

Item 5. Other Events.

On May 30, 2003, Triton PCS, Inc. issued a press release announcing the pricing of a private offering of $725 million aggregate principal amount of 8 1/2% senior notes due 2013 pursuant to Rule 144A and Regulation S of the Securities Act of 1933, as amended. A copy of this press release is attached as Exhibit 99.1 to this report.

On May 22, 2003, Triton PCS issued a press release announcing an offer to purchase for cash up to $315 million aggregate principal amount of Triton PCS’ 11% senior subordinated discount notes due 2008 upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 22, 2003. A copy of this press release was filed as Exhibit 99.1 to Triton PCS’ Form 8-K dated and filed May 22, 2003.

On May 30, 2003, Triton PCS issued a press release amending the terms of its tender offer to an offer to purchase any and all of its outstanding 11% notes ($511,989,000 aggregate principal amount outstanding). The amended terms include, among other things, an extension of the early tender date to June 12, 2003, an increase to the early tender premium and the addition of an early tender settlement date. In connection with these amendments, Triton PCS distributed a supplement dated May 30, 2003 to the Offer to Purchase. A copy of this press release is attached as Exhibit 99.2 to this report.

This report does not constitute an offer to sell, or a solicitation of an offer to buy, any senior notes of Triton PCS. Nothing in this report should be construed as an offer to purchase any outstanding 11% notes, as such offer is only being made upon the terms and is subject to the conditions set forth in an Offer to Purchase dated May 22, 2003, as amended by the supplement dated May 30, 2003.

Item 7. Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

99.1	Press Release, dated May 30, 2003, announcing the pricing of a private offering of 8 1/2% senior notes due 2013.

99.2	Press Release, dated May 30, 2003, announcing the amendment to the terms of the tender offer for the 11% notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRITON PCS, INC.

Dated: June 2, 2003	By:	/s/ DAVID D. CLARK
David D. Clark Executive Vice President and Chief Financial Officer